UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

September 10, 2013 (September 10, 2013)

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

COMPETITIVE TECHNOLOGIES, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE

(STATE OR OTHER JURISDICTION OF INCORPORATION)

1-8696  36-2664428

 (COMMISSION FILE NUMBER) (IRS EMPLOYER IDENTIFICATION NO.)

1375 Kings Highway East, Fairfield, Connecticut 06824

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)

(203) 368-6044

Registrant's telephone number, including area code:

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

On September 10, 2013, Competitive Technologies, Inc. (“CTTC” or the “Company”) entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”), with Southridge Partners II, L.P. (“Southridge”).  The Equity Purchase Agreement replaces and supersedes the agreement entered into on February 25, 2013.

Under the terms of the Purchase Agreement, Southridge will purchase, at the Company's election, up to $10,000,000 of the Company's registered common stock (the "Shares"). During the two year term of the Purchase Agreement, the Company may at any time in its sole discretion deliver a "put notice" to Southridge thereby requiring Southridge to purchase a certain dollar amount of the Shares.  Simultaneous with the delivery of such Shares, Southridge shall deliver payment for the Shares.  Subject to certain restrictions, the purchase price for the Shares shall be equal to ninety percent of the lowest closing bid price for the Company's common stock during the ten-day trading period immediately after the Shares specified in the Put Notice are delivered to Southridge.

The number of Shares sold to Southridge shall not exceed the number of such shares that, when aggregated with all other shares of common stock of the Company then beneficially owned by Southridge, would result in Southridge owning more than 9.99% of all of the Company's common stock then outstanding.  Additionally, Southridge may not execute any short sales of the Company's common stock.

Item 9.01.  Financial Statements and Exhibits

The following exhibits are filed herewith:

No.

Description

10.1

Equity Purchase Agreement between Competitive Technologies, Inc. and Southridge Partners II, LP dated September 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPETITIVE TECHNOLOGIES, INC.

(Registrant)

Dated: September 10, 2013

By:  /s/ Carl O’Connell

Carl O’Connell

Chief Executive Officer